Exhibit 99.1

Ichor Holdings, Ltd. Announces Fourth Quarter and Fiscal Year 2020 Financial Results

FREMONT, Calif., February 2, 2021–Ichor Holdings, Ltd. (NASDAQ: ICHR), a leader in the design, engineering, and manufacturing of critical fluid delivery subsystems for semiconductor capital equipment, today announced fourth quarter and fiscal year 2020 financial results.

Highlights for the fourth quarter of 2020:

•	Revenues of $245 million, up 29% year-over-year and our seventh consecutive quarter of revenue growth;
•	Gross margin of 14.0% on a GAAP basis and 15.8% on a non-GAAP basis;
•	Net earnings of $0.51 per diluted share on a GAAP basis and $0.81 on a non-GAAP basis; and
•	Cash flow from operations of $40 million and free cash flow of $38 million.

Highlights for fiscal year 2020:

•	Revenues of $914 million, up 47% year-over-year;
•	Gross margin of 13.7% on a GAAP basis and 14.6% on a non-GAAP basis;
•	Net earnings of $1.42 per diluted share on a GAAP basis and $2.51 on a non-GAAP basis; and
•	Cash flow from operations of $38 million and free cash flow of $28 million.

“While 2020 was an incredibly challenging year in so many ways, we are very pleased to report record revenues and strong growth relative to the overall industry,” commented Jeff Andreson, chief executive officer of Ichor. “Our results indicate strong execution against our stated objectives, which are to outgrow the industry and grow earnings faster than revenues. With 47% revenue growth and over 100% growth in earnings per share in 2020, our team has done a great job executing in a challenging operational environment, within a very healthy demand environment for wafer fabrication equipment (WFE). We achieved sequential revenue growth every quarter of the year, demonstrating continued market share gains and our focus on some of the highest-growth segments within WFE. We also achieved incremental improvements in gross margin, operating margin, and earnings per share throughout the year, culminating in a very strong Q4, with revenues at the high end of the range, gross margins up 200 basis points from Q1, and very strong earnings and cash flow performance. We also strengthened our balance sheet through an equity offering of 4.6 million shares in December, which along with cash generated by the business, brought our total cash position to $253 million at year-end.” Mr. Andreson concluded, “As we enter 2021, we are highly encouraged by a continued strong business environment and our ability to execute against our revenue growth and financial execution objectives, in order to continue to demonstrate strong growth, operating leverage, earnings, and cash flows.”

	Q4 2020	Q3 2020	Q4 2019	FY 2020	FY 2019
	(dollars in thousands, except per share amounts)
U.S. GAAP Financial Results:
Net sales	$244,966	$227,678	$189,355	$914,236	$620,837
Gross margin	14.0%	14.3%	13.7%	13.7%	13.9%
Operating margin	5.8%	5.5%	3.0%	4.5%	2.4%
Net income	$12,521	$10,548	$7,952	$33,279	$10,729
Diluted EPS	$0.51	$0.45	$0.35	$1.42	$0.47

	Q4 2020	Q3 2020	Q4 2019	FY 2020	FY 2019
	(dollars in thousands, except per share amounts)
Non-GAAP Financial Results:
Gross margin	15.8%	14.6%	13.8%	14.6%	14.0%
Operating margin	10.0%	8.3%	7.1%	8.3%	6.3%
Net income	$19,834	$14,581	$10,929	$59,042	$28,346
Diluted EPS	$0.81	$0.62	$0.48	$2.51	$1.25

U.S. GAAP Financial Results Overview

For the fourth quarter of 2020, revenue was $245.0 million, net income was $12.5 million, and net income per diluted share (“diluted EPS”) was $0.51. This compares to revenue of $227.7 million and $189.4 million, net income of $10.5 million and $8.0 million, and diluted EPS of $0.45 and $0.35, for the third quarter of 2020 and fourth quarter of 2019, respectively.

For fiscal year 2020, revenue was $914.2 million, net income was $33.3 million, and diluted EPS was $1.42. This compares to revenue of $620.8 million, net income of $10.7 million, and diluted EPS of $0.47, for fiscal year 2019.

Non-GAAP Financial Results Overview

For the fourth quarter of 2020, non-GAAP net income was $19.8 million and non-GAAP diluted EPS was $0.81. This compares to non-GAAP net income of $14.6 million and $10.9 million, and non-GAAP diluted EPS of $0.62 and $0.48, for the third quarter of 2020 and fourth quarter of 2019, respectively.

For the fiscal year 2020, non-GAAP net income was $59.0 million and non-GAAP diluted EPS was $2.51. This compares to non-GAAP net income of $28.3 million and non-GAAP diluted EPS of $1.25 for fiscal year 2019.

First Quarter 2021 Financial Outlook

For the first quarter of 2021, we expect revenue to be in the range of $245 million to $265 million. We expect GAAP diluted EPS to be in the range of $0.46 to $0.58 and non-GAAP diluted EPS to be in the range of $0.64 to $0.76.

This outlook for non‑GAAP diluted EPS excludes known charges related to amortization of intangible assets, share‑based compensation expense, tax adjustments related to these non-GAAP adjustments, and non-recurring charges known at the time of providing this outlook. This outlook for non-GAAP diluted EPS excludes any items that are unknown at this time, such as non-recurring tax-related items or other unusual items which we are not able to predict without unreasonable efforts due to their inherent uncertainty.

COVID-19 Pandemic and Market Conditions Update

The COVID‑19 pandemic and related economic repercussions have created, and are expected to continue to create, significant volatility, uncertainty, and turmoil in our industry. While our facilities are currently not subject to any site-wide government shutdowns, “social distancing” guidelines are resulting, and will continue to result in, reduced factory capacity. In addition, an increase in direct costs within our factories associated with employee personal protective equipment (“PPE”), facility cleaning and layout changes, together with increases in logistics costs and employee labor costs, as well as other operating inefficiencies have resulted in, and may continue to result in, lower revenues and operating margins. The extent and duration of these impacts cannot be specifically quantified given the dynamic nature and breadth of the pandemic’s impact on our operations and that of our customers and suppliers.

Balance Sheet and Cash Flow Results

We ended the fourth quarter of 2020 with cash of $252.9 million, an increase of $174.0 million from the end of the prior quarter, and an increase of $192.3 million from December 27, 2019. The increase from the end of the prior quarter was primarily due to net proceeds of $139.4 million from our issuance of 4.6 million ordinary shares on December 14, 2020, cash provided by operating activities of $40.1 million and net proceeds from the issuance of shares under our share-based compensation plans of $3.0 million, partially offset by cash paid to acquire a precision machining operation in Sonora, Mexico of $5.0 million, a scheduled term loan payment of $2.2 million, and capital expenditures of $2.0 million. The increase from December 27, 2019 was primarily due to net proceeds of $139.4 million from our issuance of 4.6 million ordinary shares on December 14, 2020, cash provided by operating activities of $38.3 million, net proceeds from our credit facilities of $21.3 million, and net proceeds from the issuance of shares under our share-based compensation plans of $8.0 million, partially offset by capital expenditures of $10.3 million and by cash paid to acquire a precision machining operation in Sonora, Mexico of $5.0 million. Included in cash provided by operating activities for 2020 are $3.3 million in implementation costs for a new ERP system, a cloud-computing arrangement, pursuant to Accounting Standard Update No. 2018‑15.

Our cash provided by operating activities of $38.3 million for 2020 consisted of net income of $33.3 million and net non-cash charges of $37.0 million, offset by an increase in our net operating assets and liabilities of $32.0 million. Net non-cash charges primarily consisted of depreciation and amortization of $24.2 million, share-based compensation of $9.9 million, and a loss on the sale of equipment and inventory from our Tampa, Florida facility of $3.6 million, partially offset by deferred taxes of $1.7 million. The increase in our net operating assets and liabilities was primarily due to an increase in accounts receivable of $16.1 million, a decrease of accounts payable of $14.5 million, an increase in inventories of $8.5 million, and an increase in prepaid expenses and other assets of $2.1 million, partially offset by an increase in accrued and other liabilities of $9.2 million. The increase in accounts receivable was primarily due to increased sales volume during the fourth quarter of 2020 compared to the fourth quarter of 2019. The decrease in accounts payable was primarily due to the timing of purchases, material receipts, and payments near the end of the fourth quarter of 2020 compared to the fourth quarter of 2019.

Use of Non-GAAP Financial Results

In addition to U.S. GAAP results, this press release also contains non-GAAP financial results, including non-GAAP gross profit, non‑GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, and free cash flow. Management uses these non-GAAP metrics to evaluate our operating and financial results. We believe the presentation of non-GAAP results is useful to investors for analyzing business trends and comparing performance to prior periods, along with enhancing investors’ ability to view our results from management’s perspective. Non-GAAP gross profit, operating income, and net income are defined as: gross profit, operating income, or net income excluding (1) amortization of intangible assets, share-based compensation expense, and non-recurring expenses, including contract settlement losses and facility shutdown costs, to the extent they are present in gross profit, operating income, and net income; and (2) the tax impacts associated with our non-GAAP adjustments, as well as non-recurring discrete tax items. Non-GAAP diluted EPS is defined as non-GAAP net income divided by weighted average diluted ordinary shares outstanding during the period. Free cash flow is defined as cash provided by operating activities, less capital expenditures. Tables showing these metrics on a GAAP and non-GAAP basis, with reconciliation footnotes thereto, are included at the end of this press release.

Non-GAAP results have limitations as an analytical tool, and you should not consider them in isolation or as a substitute for our results reported under GAAP. Other companies may calculate non-GAAP results differently or may use other measures to evaluate their performance, both of which could reduce the usefulness of our non-GAAP results as a tool for comparison.

Because of these limitations, you should consider non-GAAP results alongside other financial performance measures and results presented in accordance with GAAP. In addition, in evaluating non-GAAP results, you should be aware that in the future we will incur expenses such as those that are the subject of adjustments in deriving non-GAAP results and you should not infer from our presentation of non-GAAP results that our future results will not be affected by these expenses or any unusual or non-recurring items.

Conference Call

We will conduct a conference call to discuss our fourth quarter and fiscal year 2020 results and business outlook on February 2, 2021, at 1:30 p.m. PST.

To listen to a live webcast of the call, please visit our investor relations website at ir.ichorsystems.com, or go to the live link at webcasts.eqs.com/ichorholdings20210202. To listen via telephone, please call (877) 407‑0989 (domestic) or +1 (201) 389‑0921 (international), conference ID: 13714461.

After the call, an on-demand replay will be available at the same webcast link.

About Ichor

We are a leader in the design, engineering and manufacturing of critical fluid delivery subsystems and components for semiconductor capital equipment. Our product offerings include gas and chemical delivery subsystems, collectively known as fluid delivery subsystems, which are key elements of the process tools used in the manufacturing of semiconductor devices. Our gas delivery subsystems deliver, monitor and control precise quantities of the specialized gases used in semiconductor manufacturing processes such as etch and deposition. Our chemical delivery subsystems precisely blend and dispense the reactive liquid chemistries used in semiconductor manufacturing processes such as chemical-mechanical planarization, electroplating, and cleaning. We also manufacture precision-machined components, weldments, and proprietary products for use in fluid delivery systems for direct sales to our customers, as well as certain components for internal use in fluid delivery systems and for direct sales to our customers. This vertically-integrated portion of our business is primarily focused on metal and plastic parts that are used in gas and chemical systems, respectively. We are headquartered in Fremont, CA. ichorsystems.com.

We use a 52- or 53-week fiscal year ending on the last Friday in December. The three months ended December 25, 2020, September 25, 2020, and December 27, 2019 were all 13 weeks. References to the fourth and third quarter of 2020 and the fourth quarter of 2019 relate to the three-month periods then ended. The years ended December 25, 2020 and December 27, 2019 were both 52 weeks. References to 2020 and 2019 relate to the fiscal years then ended.

Safe Harbor Statement

Certain statements in this release are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "guidance," "expects," "intends," "projects," "plans," "believes," "estimates," "targets," "anticipates," “look forward,” and similar expressions are used to identify these forward-looking statements.

Examples of forward-looking statements include, but are not limited to, statements regarding financial results for our first fiscal quarter of 2021, statements regarding the impacts of the COVID-19 pandemic, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements, including: (1) dependence on expenditures by manufacturers and cyclical downturns in the semiconductor capital equipment industry, (2) reliance on a very small number of original equipment manufacturers for a significant portion of sales, (3) negotiating leverage held by our customers, (4) competitiveness and rapid evolution of the industries in which we participate, (5) risks associated with weakness in the global economy and geopolitical instability, (6) keeping pace with developments in the industries we serve and with technological innovation generally, (7) designing, developing and introducing new products that are accepted by original equipment manufacturers in order to retain our existing customers and obtain new customers, (8) managing our manufacturing and procurement process effectively, (9) defects in our products that could damage our reputation, decrease market acceptance and result in potentially costly litigation, (10)  dependence on a limited number of suppliers, and (11) the impact of the COVID‑19 pandemic, any related or unrelated public health threat or fear of such event on economic activity, us and our customers, suppliers, employees, and other business relations, including, but not limited to, demand for our products, workforce availability, and costs to manufacture our products. Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission (the “SEC”), including other risks, relevant factors, and uncertainties identified in the "Risk Factors" section of our Annual Report on Form 10‑K filed with the SEC on March 6, 2020, our Quarterly Reports on Form 10‑Q filed with the SEC on May 5, 2020 and August 4, 2020, and subsequent filings with the SEC.

All forward-looking statements in this press release are based upon information available to us as of the date hereof, and qualified in their entirety by this cautionary statement. We undertake no obligation to update or revise any forward-looking statements contained herein, whether as a result of actual results, changes in our expectations, future events or developments, or otherwise, except as required by law.

Contact:

Larry Sparks, CFO 510-897-5200

Claire McAdams, IR & Strategic Initiatives 530-265-9899

ir@ichorsystems.com

Source: Ichor Holdings, Ltd.

ICHOR HOLDINGS, LTD.

Consolidated Balance Sheets

(dollars in thousands, except per share amounts)

(unaudited)

	December 25, 2020	December 27, 2019
Assets
Current assets:
Cash	$252,899	$60,612
Accounts receivable, net	100,977	84,849
Inventories	134,756	127,037
Prepaid expenses and other current assets	7,082	4,449
Total current assets	495,714	276,947
Property and equipment, net	41,811	44,541
Operating lease right-of-use assets	10,088	14,198
Other noncurrent assets	5,503	1,094
Deferred tax assets, net	6,324	4,738
Intangible assets, net	39,845	52,027
Goodwill	174,887	173,010
Total assets	$774,172	$566,555
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$116,664	$131,578
Accrued liabilities	20,792	12,814
Other current liabilities	10,700	5,233
Current portion of long-term debt	8,750	8,750
Current portion of lease liabilities	5,128	5,492
Total current liabilities	162,034	163,867
Long-term debt, less current portion, net	191,522	169,304
Lease liabilities, less current portion	5,272	9,081
Deferred tax liabilities	109	210
Other non-current liabilities	3,546	2,677
Total liabilities	362,483	345,139
Shareholders’ equity:
Preferred shares ($0.0001 par value; 20,000,000 shares authorized; zero shares issued and outstanding)	—	—
Ordinary shares ($0.0001 par value; 200,000,000 shares authorized; 27,907,077 and 22,618,708 shares outstanding, respectively; 32,344,516 and 27,056,147 shares issued, respectively)	3	2
Additional paid in capital	399,311	242,318
Treasury shares at cost (4,437,439 shares)	(91,578)	(91,578)
Retained earnings	103,953	70,674
Total shareholders’ equity	411,689	221,416
Total liabilities and shareholders’ equity	$774,172	$566,555

ICHOR HOLDINGS, LTD.

Consolidated Statement of Operations

(dollars in thousands, except per share amounts)

(unaudited)

	Three Months Ended			Year Ended
	December 25, 2020	September 25, 2020	December 27, 2019	December 25, 2020	December 27, 2019
Net sales	$244,966	$227,678	$189,355	$914,236	$620,837
Cost of sales	210,616	195,172	163,440	789,344	534,473
Gross profit	34,350	32,506	25,915	124,892	86,364
Operating expenses:
Research and development	3,261	3,269	3,090	13,361	11,102
Selling, general, and administrative	13,516	13,367	13,779	56,614	47,270
Amortization of intangible assets	3,357	3,338	3,340	13,365	13,015
Total operating expenses	20,134	19,974	20,209	83,340	71,387
Operating income	14,216	12,532	5,706	41,552	14,977
Interest expense	1,999	2,052	2,454	8,727	10,647
Other expense, net	321	242	67	534	55
Income before income taxes	11,896	10,238	3,185	32,291	4,275
Income tax benefit	(625)	(310)	(4,767)	(988)	(6,454)
Net income	$12,521	$10,548	7,952	$33,279	$10,729
Net income per share:
Basic	$0.52	$0.46	$0.35	$1.44	$0.48
Diluted	$0.51	$0.45	$0.35	$1.42	$0.47
Shares used to compute net income per share:
Basic	24,066,287	23,051,994	22,555,666	23,172,961	22,418,802
Diluted	24,370,434	23,347,460	22,993,767	23,460,105	22,766,903

ICHOR HOLDINGS, LTD.

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended			Year Ended
	December 25, 2020	September 25, 2020	December 27, 2019	December 25, 2020	December 27, 2019
Cash flows from operating activities:
Net income	$12,521	$10,548	$7,952	$33,279	$10,729
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,217	6,367	5,912	24,246	21,869
Share-based compensation	2,452	2,417	3,940	9,875	8,537
Deferred income taxes	(1,751)	(320)	(6,262)	(1,687)	(7,131)
Amortization of debt issuance costs	242	242	241	968	937
Loss on sale of asset disposal group	3,575	—	—	3,575	—
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net	3,144	738	(7,709)	(16,128)	(44,562)
Inventories	2,019	11,607	(21,215)	(8,527)	(5,931)
Prepaid expenses and other assets	(1,604)	(1,035)	2,575	(2,076)	6,067
Accounts payable	9,184	(9,976)	44,553	(14,509)	67,966
Accrued liabilities	3,720	864	2,553	7,722	3,214
Other liabilities	419	1,853	(393)	1,522	(4,545)
Net cash provided by operating activities	40,138	23,305	32,147	38,260	57,150
Cash flows from investing activities:
Capital expenditures	(2,010)	(2,626)	(3,995)	(10,301)	(12,343)
Cash paid for acquisitions, net of cash acquired	(5,035)	—	—	(5,035)	—
Cash paid for intangible assets	—	—	—	—	(8,147)
Proceeds from sale of property and equipment	739	—	—	739	—
Net cash used in investing activities	(6,306)	(2,626)	(3,995)	(14,597)	(20,490)
Cash flows from financing activities:
Issuance of ordinary shares, net of fees	139,371	—	—	139,371	—
Issuance of ordinary shares under share-based compensation plans	3,223	3,643	2,540	9,832	5,757
Employees' taxes paid upon vesting of restricted share units	(259)	(184)	(68)	(1,829)	(290)
Repurchase of ordinary shares	—	—	—	—	(1,599)
Borrowings on revolving credit facility	—	—	8,000	30,000	13,000
Repayments on revolving credit facility	—	—	(6,000)	—	(28,000)
Repayments on term loan	(2,187)	(2,188)	(2,187)	(8,750)	(8,750)
Net cash provided by (used in) financing activities	140,148	1,271	2,285	168,624	(19,882)
Net increase in cash	173,980	21,950	30,437	192,287	16,778
Cash at beginning of period	78,919	56,969	30,175	60,612	43,834
Cash at end of period	$252,899	$78,919	$60,612	$252,899	$60,612
Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$1,809	$2,186	$2,309	$8,235	$8,424
Cash paid during the period for taxes, net of refunds	$71	$145	$(1,065)	$250	$896
Supplemental disclosures of non-cash activities:
Capital expenditures included in accounts payable	$369	$537	$774	$369	$774
Right-of-use assets obtained in exchange for new operating lease liabilities	$314	$—	$251	$642	$817

ICHOR HOLDINGS, LTD.

Reconciliation of U.S. GAAP Gross Profit to Non-GAAP Gross Profit

(dollars in thousands)

(unaudited)

	Three Months Ended			Year Ended
	December 25, 2020	September 25, 2020	December 27, 2019	December 25, 2020	December 27, 2019
U.S. GAAP gross profit	$34,350	$32,506	$25,915	$124,892	$86,364
Non-GAAP adjustments:
Share-based compensation	267	289	196	991	705
Other non-recurring expense, net (1)	3,743	—	—	3,743	129
Contract settlement loss (2)	—	—	—	1,386	—
Facility shutdown costs (3)	332	408	—	2,215	—
Non-GAAP gross profit	$38,692	$33,203	$26,111	$133,227	$87,198
U.S. GAAP gross margin	14.0%	14.3%	13.7%	13.7%	13.9%
Non-GAAP gross margin	15.8%	14.6%	13.8%	14.6%	14.0%

(1)

Included in this amount for the fourth quarter of 2020 is a $3.6 million loss on the sale of inventories and property and equipment from our Tampa, Florida facility. In addition to the $3.6 million loss, fourth quarter and fiscal year 2020 and fiscal year 2019 include costs associated with restructuring and transitioning key leadership roles.

(2)	During the first quarter of 2020, we reached a mutual settlement with the counterparty of a contract dispute and, accordingly, recorded a $1.4 million contract settlement loss to cost of sales.
(3)

During the second quarter of 2020, we announced the closure of our manufacturing facility in Union City, California, which we expect to complete by the end of the first quarter of 2021. Included in this amount are (i) inventory write-off costs of $1.3 million amount for the year ended December 25, 2020; (ii) severance costs associated with affected employees of $0.1 million, $0.2 million, and $0.5 million for the fourth quarter of 2020, the third quarter of 2020, and the year ended December 25, 2020, respectively; and (iii) accelerated depreciation charges in excess of pre-shutdown decision run-rate associated with property and equipment expected to be abandoned at the time of facility closure of $0.2 million, $0.2 million, and $0.4 million for the fourth quarter of 2020, the third quarter of 2020, and the year ended December 25, 2020.

ICHOR HOLDINGS, LTD.

Reconciliation of U.S. GAAP Operating Income to Non-GAAP Operating Income

(dollars in thousands)

(unaudited)

	Three Months Ended			Year Ended
	December 25, 2020	September 25, 2020	December 27, 2019	December 25, 2020	December 27, 2019
U.S. GAAP operating income	$14,216	$12,532	$5,706	$41,552	$14,977
Non-GAAP adjustments:
Amortization of intangible assets	3,357	3,338	3,340	13,365	13,015
Share-based compensation	2,452	2,417	3,940	9,875	8,537
Other non-recurring expense, net (1)	4,057	239	485	7,181	2,808
Contract settlement loss (2)	—	—	—	1,386	—
Facility shutdown costs (3)	446	481	—	2,463	—
Non-GAAP operating income	$24,528	$19,007	$13,471	$75,822	$39,337
U.S. GAAP operating margin	5.8%	5.5%	3.0%	4.5%	2.4%
Non-GAAP operating margin	10.0%	8.3%	7.1%	8.3%	6.3%

(1)

Included in this amount for the fourth quarter of 2020 are primarily (i) a $3.6 million loss on the sale of inventories and property and equipment from our Tampa, Florida facility, (ii) non-capitalized costs incurred in connection with our implementation of a new ERP system and a Sarbanes-Oxley (“SOX”) compliance program, and (iii) costs associated with restructuring and transitioning key leadership roles.

Included in this amount for the third quarter of 2020 are primarily non-capitalized costs incurred in connection with our implementation of a new ERP system and a SOX compliance program.

Included in this amount for the fourth quarter of 2019 are primarily (i) acquisition-related expenses, comprised primarily of expense associated with a two-year retention agreement between the Company and key management personnel of IAN (the “IAN retention agreement”), which we acquired in April 2018, and (ii) non-capitalized costs incurred in connection with our implementation of a new ERP system and a SOX compliance program.

Included in this amount for 2020 are primarily (i) a $3.6 million loss on the sale of inventories and property and equipment from our Tampa, Florida facility, (ii) non-capitalized costs incurred in connection with our implementation of a new ERP system and a SOX compliance program, and (iii) costs associated with restructuring and transitioning key leadership roles.

Included in this amount for 2019 are primarily (i) acquisition-related expenses associated with a charge to expense from the extinguishment of an indemnification asset related to our acquisition of Cal‑Weld in 2017 and the IAN retention agreement, (ii) costs associated with restructuring and transitioning key leadership roles, and (iii) non-capitalized costs incurred in connection with our implementation of a new ERP system and a SOX compliance program.

(2)	During the first quarter of 2020, we reached a mutual settlement with the counterparty of a contract dispute and, accordingly, recorded a $1.4 million contract settlement loss to cost of sales.
(3)

During the second quarter of 2020, we announced the closure of our manufacturing facility in Union City, California, which we expect to complete by the end of the first quarter of 2021. Included in this amount are (i) inventory write-off costs of $1.3 million amount for the year ended December 25, 2020; (ii) severance costs associated with affected employees of $0.1 million, $0.2 million, and $0.5 million for the fourth quarter of 2020, the third quarter of 2020, and the year ended December 25, 2020, respectively; and (iii) accelerated depreciation charges in excess of pre-shutdown decision run-rate associated with property and equipment expected to be abandoned at the time of facility closure of $0.3 million, $0.3 million, and $0.6 million for the fourth quarter of 2020, the third quarter of 2020, and the year ended December 25, 2020.

ICHOR HOLDINGS, LTD.

Reconciliation of U.S. GAAP Net Income to Non-GAAP Net Income

(dollars in thousands, except per share amounts)

(unaudited)

	Three Months Ended			Year Ended
	December 25, 2020	September 25, 2020	December 27, 2019	December 25, 2020	December 27, 2019
U.S. GAAP net income	$12,521	$10,548	$7,952	$33,279	$10,729
Non-GAAP adjustments:
Amortization of intangible assets	3,357	3,338	3,340	13,365	13,015
Share-based compensation	2,452	2,417	3,940	9,875	8,537
Other non-recurring expense, net (1)	4,057	239	485	7,181	2,808
Contract settlement loss (2)	—	—	—	1,386	—
Facility shutdown costs (3)	446	481	—	2,463	—
Tax adjustments related to non-GAAP adjustments (4)	(2,999)	(2,442)	(4,788)	(8,507)	(6,743)
Non-GAAP net income	$19,834	$14,581	$10,929	$59,042	$28,346
U.S. GAAP diluted EPS	$0.51	$0.45	$0.35	$1.42	$0.47
Non-GAAP diluted EPS	$0.81	$0.62	$0.48	$2.51	$1.25
Shares used to compute diluted EPS	24,370,434	23,347,460	22,993,767	23,460,105	22,766,903

(1)	See footnote 1 on preceding table.
(2)	See footnote 2 on preceding table.
(3)	See footnote 3 on preceding table.
(4)

Adjusts U.S. GAAP income tax expense (benefit) for impact of our non-GAAP adjustments, as defined, including the impacts of excluding share-based compensation, amortization of intangible assets, and other non-recurring expenses. This adjustment also excludes the impact of non-recurring discrete tax items.

ICHOR HOLDINGS, LTD.

Reconciliation of U.S. GAAP Net Cash Provided by Operating Activities to Free Cash Flow

(in thousands)

(unaudited)

	Three Months Ended			Year Ended
	December 25, 2020	September 25, 2020	December 27, 2019	December 25, 2020	December 27, 2019
Net cash provided by operating activities	$40,138	$23,305	$32,147	$38,260	$57,150
Capital expenditures	(2,010)	(2,626)	(3,995)	(10,301)	(12,343)
Free cash flow	$38,128	$20,679	$28,152	$27,959	$44,807